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                                                                   Exhibit 23.1

                       Consent of Independent Accountants

The Board of Directors
GTS Duratek, Inc.:


We consent to the inclusion of our report dated July 14, 2000, with respect to the combined balance sheets of Waste Management Nuclear Services as of December 31, 1998 and 1999, and the related combined statements of operations and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K/A of GTS Duratek, Inc. dated June 8, 2000.


/s/KPMG LLP


Baltimore, Maryland
August 22, 2000